Exhibit 4.11

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

Xperi Holding Corporation (f/k/a XRAY-TWOLF HoldCo Corporation), a Delaware corporation (the “Company”), hereby adopts the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”), effective as of the Effective Date (as defined herein).

1. Purpose. The purposes of the Plan are as follows:

(a) To assist employees of the Company and its Designated Subsidiaries (as defined below) in acquiring a stock ownership interest in the Company.

(b) To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

2. Definitions.

(a) “Administrator” shall mean the administrator of the Plan, as determined pursuant to Section 14 hereof.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 14 hereof.

(e) “Common Stock” shall mean the common stock of the Company.

(f) “Company” shall mean Xperi Holding Corporation (f/k/a XRAY-TWOLF HoldCo Corporation), a Delaware corporation, and any successor by merger, consolidation or otherwise.

(g) “Company Group” shall mean the Company, any Subsidiary and an Eligible Employee’s Employer, if different, and their affiliates.

(h) “Compensation” shall mean all base straight time earnings and commissions, after the deduction of any payroll taxes and social security and national health insurance contributions required by law to be deducted from the same, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits and other compensation.

(i) “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may designate, or terminate the designation of, a subsidiary as a Designated Subsidiary without the approval of the stockholders of the Company.

(j) “Effective Date” shall have the meaning given to such term in Section 23.

(k) “Eligible Employee” shall mean an Employee of the Company or a Designated Subsidiary: (i) who does not, immediately after the option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) except as otherwise required by applicable local laws, whose customary employment is for more than twenty (20) hours per week; and (iii) whose customary employment is for more than five (5) months in any calendar year. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee any Employee that is a “highly compensated employee” of any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act; provided that any such exclusion shall be applied in an identical manner under each Offering Period to all Employees of all Designated Subsidiaries. Notwithstanding the foregoing, (x) the Administrator may also limit eligibility further within a Designated Subsidiary so as to only designate some Employees of a Designated Subsidiary as Eligible Employees, and (y) the foregoing eligibility rules shall apply only to the extent the such rules are consistent with applicable local laws.

(l) “Employee” shall mean any person who renders services to the Company or a Subsidiary in the status of an employee. “Employee” shall not include any director of the Company or a Subsidiary who does not render services to the Company or a Subsidiary in the status of an employee. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds three (3) months, and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.

(m) “Employer” shall mean an Eligible Employee’s employing entity.

(n) “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(o) “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(p) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date (or if there is no closing sales price or closing bid on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or if there are no closing bid and asked prices on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(q) “Offering Period” shall mean the approximately twenty-four (24) month period commencing on each September 1 and March 1 during the term of the Plan and terminating on the last Trading Day in the period ending twenty-four (24) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period exceed twenty-seven (27) months.

(r) “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s) “Plan” shall mean this Xperi Holding Corporation 2020 Employee Stock Purchase Plan, as it may be amended from time to time.

(t) “Purchase Period” shall mean the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

(u) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(v) “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(w) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market are open for trading.

3. Eligibility.

(a) Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5 hereof.

(b) Unless otherwise provided by the Administrator, an Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate which exceeds the limit set forth in Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

4. Offering Periods. Subject to Section 24, the Plan shall be implemented by consecutive, overlapping Offering Periods which shall continue until the Plan expires or is terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

(a) Except as set forth in Section 6(f) below, an Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form approved by the Administrator and filing it with the Company’s payroll office fifteen (15) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) During a leave of absence approved by the Company or a Designated Subsidiary employing a participant, a participant may continue to participate in the Plan by making cash payments to the Company on each pay day equal to the amount of the participant’s payroll deductions under the Plan for the pay day immediately preceding the first day of such participant’s leave of absence. If a leave of absence is unapproved, the participant will cease automatically to participate in the Plan. In such event, the Company or a Designated Subsidiary will automatically cease to deduct the participant’s payroll under the Plan. The Company or a Designated Subsidiary will pay to the participant his or her total payroll deductions for the Purchase Period, in cash in one lump sum (without interest), as soon as practicable after the participant ceases to participate in the Plan.

(d) A participant’s completion of a subscription agreement will enroll such participant in the Plan for each successive Purchase Period and each subsequent Offering Period on the terms contained therein until the participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from one percent (1%) to one hundred percent (100%) of the Compensation which he or she receives on each pay day during the Offering Period, in no event to exceed the net amount of pay after taxes and authorized deductions have been taken out of his or her total compensation earned during each payroll period during each Offering Period.

(b) All payroll deductions made for a participant under Section 6(a) above shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(c) or 6(f) hereof, a participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions or suspend his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be determined by the Administrator, in its sole discretion).

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

(f) Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions.

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing the balance in such participant’s Plan account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a participant be permitted to purchase during each Offering Period more than 8,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19) and during each Purchase Period more than 2,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock a participant may purchase during each Purchase Period and Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the balance in such participant’s Plan account. No fractional shares shall be purchased; any balance in such participant’s Plan account which is not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period. Any additional balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable

Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock because of the limitations set forth in Section 3(b), Section 7 or this Section 8(b) shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

9. Deposit of Shares. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company may arrange for the deposit, into each participant’s account with any broker designated by the Company to administer this Plan, of the number of shares purchased upon exercise of his or her option.

10. Withdrawal.

(a) A participant may withdraw all but not less than all of the balance in such participant’s Plan account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in a form acceptable to the Administrator. All amounts credited to a participant’s Plan account during the Offering Period shall be paid to such participant as soon as reasonably practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions or contributions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, participation in the Plan shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

(c) Upon a Designated Subsidiary ceasing to be such, an Eligible Employee of the Designated Subsidiary shall be deemed to have elected to withdraw from the Plan and the amounts credited to such participant’s account during the Offering Period shall be paid to such participant, or in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

11. Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the balance in such participant’s Plan account shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions or lump sum contributions of a participant in the Plan.

13. Shares Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(b) With respect to shares of stock subject to an option granted under the Plan, a participant shall not be deemed to be a stockholder of the Company, and the participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the participant or his or her nominee following exercise of the participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

14. Administration.

(a) The Plan shall be administered by the Compensation Committee of the Board, and the term “Committee” shall apply to such committee. The Committee shall have, in connection with the administration of the Plan, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, and the term “Committee” shall apply to either the Compensation Committee of the Board or any such subcommittee. References in this Plan to the “Administrator” shall mean the Compensation Committee of the Board unless administration is delegated to a subcommittee, in which case references in this Plan to the Administrator shall thereafter be to the Compensation Committee or subcommittee.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(c) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 13, 20 and 23 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of stock certificates. The Administrator shall not be required to obtain the approval of the stockholders of the Company prior to the adoption, amendment or termination of any such sub-plan, rules or procedures.

(d) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company or its Designated Subsidiaries. The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all participants, the Company, each Designated Subsidiary and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither amounts credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All amounts received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts, except for funds contributed in which the local law of a non-U.S. jurisdiction requires that contributions to the Plan by participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for participants in non-U.S. jurisdictions.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions or contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant without the consent of such participant. To the extent necessary to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of the Plan in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars (“USD”), permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s or a Designated Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21. Notices. All notices or other communications by a participant to the Company or a Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or such Designated Subsidiary at the location, or by the person, designated by the Company or such Designated Subsidiary for the receipt thereof.

22. Conditions To Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of options prior to fulfillment of all the following conditions:

(a) The admission of such shares to listing on all stock exchanges, if any, on which is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company or a Designated Subsidiary of all amounts which it is required to withhold under federal, state or local law upon exercise of the option; and

(e) The lapse of such reasonable period of time following the exercise of the option as the Administrator may from time to time establish for reasons of administrative convenience.

23. Term of Plan. Subject to stockholder approval, as provided in the following sentence, this Plan shall be effective on May 29, 2020 (the “Effective Date”). This Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the Effective Date. The Plan shall be in effect until terminated under Section 20 hereof. No options granted under this Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until this Plan shall have been approved by the stockholders of the Company. In the event this Plan shall not have been approved by the stockholders of the Company prior to the end of said 12-month period, all options granted under this Plan shall be canceled and become null and void without being exercised. The Plan shall be in effect until terminated under Section 20 hereof.

24. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then (i) a new twenty-four (24) month Offering Period will automatically begin on the first trading day following that Exercise Date, and (ii) all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

25. No Employment Rights. Notwithstanding any other provision of this Plan:

(a) the Plan shall not form part of any contract of employment between the Company Group and an Eligible Employee;

(b) unless expressly so provided in his or her contract of employment, an Eligible Employee has no right or entitlement to be granted an award or any expectation that an award might be made to him or her, whether subject to any conditions or at all;

(c) the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any awards held by him or her) shall not form any part of his or her remuneration or count as his or her remuneration for any purpose and shall not (to the extent permitted by law) be pensionable;

(d) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights and if an Eligible Employee ceases to be employed by the Company Group, the Eligible Employee shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any awards held by him or her which lapse by reason of his or her ceasing to be employed by the Company or any Parent or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(e) the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights in respect of any pension scheme operated by the Company Group;

(f) the Eligible Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Common Stock, or any interest in shares of Common Stock pursuant to an award in consequence of the loss or termination of his or her office or employment with the Company or any present or past Parent or Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair);

(g) the value of the awards under the Plan are outside the scope of an Eligible Employee’s employment contract, if any;

(h) the value of the awards under the Plan are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(i) no claim or entitlement to compensation or damages arises if the awards under the Plan or the Common Stock issued pursuant to the Plan do not increase in value and each Eligible Employee irrevocably releases the Company Group, their affiliates and third-party vendors from any such claim that does arise; and

(j) by accepting the grant of an award and not renouncing it, the Eligible Employee is deemed to have agreed to the provisions of this Section 25.

26. Data Protection. It shall be a term and condition of each award under the Plan that an Eligible Employee explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of an Eligible Employee’s personal “Data” (as defined below) by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering and managing the Eligible Employee’s participation in the Plan. The Company Group holds certain personal information about the Eligible Employee, including, but not limited to, the Eligible Employee’s name, home address and telephone number, e-mail address, date of birth, employee identification number, NRIC or passport number or equivalent, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Employee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data will be transferred to such stock plan service providers as may be selected by the Company which are assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States of America or elsewhere (and, if the Eligible Employee is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than the Eligible Employee’s country. The Eligible Employee may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. The Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Eligible Employee’s participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Eligible Employee’s participation in the Plan. The Company may also make the Data available to public authorities where required under locally applicable law. The Eligible Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Employee’s local human resources representative. The Eligible Employee’s refusal to provide consent or withdrawal of consent may affect the Eligible Employee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, an Eligible Employee may contact his or her U.S. human resources representative. This Section applies to information held, used or disclosed in any medium.

27. Notice of Disposition of Shares. Each participant shall give prompt notice to the Company of any disposition or other transfer of any shares of stock purchased upon exercise of an option if such disposition or transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the shares were purchased or (b) within one (1) year after the Exercise Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the participant in such disposition or other transfer.

28. Structure of the Plan.

(a) This Plan document is an omnibus document which includes the primary Plan document (the “Statutory Plan”) designed to permit offerings of grants to employees of the Company and any subsidiary of the Company where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any subsidiary, individual, offering or grant) and also a separate international plan (the “Non-Statutory Plan”) which permits offerings of grants to employees of certain Non-U.S. subsidiaries that are not intended to satisfy the requirements of Section 423 of the Code.

(b) The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plan, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plan. Offerings under the Non-Statutory Plan may be made to achieve desired tax or other objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions.

(c) The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Section 423 of the Code. The Board may adopt a Non-Statutory Plan applicable to particular subsidiaries, which shall be designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. The terms of a Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Section 13(a) of the Plan with respect to the total number of shares available to be offered under the Plan. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plan.

29. Governing law and Jurisdiction. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. The courts of the State of California shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan. The jurisdiction agreement contained in this Section 29 is made for the benefit of the Company and its Designated Subsidiaries only, which accordingly retain the right to bring proceedings in any other court of competent jurisdiction. By completing a subscription agreement, a participant is deemed to have agreed to submit to such jurisdiction.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR AUSTRALIAN PARTICIPANTS

1. Application. This Sub-Plan for Australian participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Australia for the purpose of payment of taxes and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Tax-Consequences.

(a) The Eligible Employee agrees to indemnify and keep indemnified the Company, its Parent or any Subsidiary from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an option; (ii) the acquisition by the participant of the shares on exercise of the option; or (iii) the disposal of any shares, (a “Tax Liability”).

(b) The provisions of Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) shall apply to awards made under the Plan subject to the requirements of that Act.

(c) Without prejudice to the terms of the Plan, the option cannot be exercised until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the option and/or the acquisition of the shares by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Employer, the Parent or any Subsidiary may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee;

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares (otherwise to be acquired by the Eligible Employee on the exercise of the option) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability);

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares otherwise to be acquired by the Eligible Employee pursuant to the option until the employee has demonstrated to the satisfaction of the Company or the Employer that he has given irrevocable instructions to a third party (for example, a broker) satisfactory to the Company or the Employer to sell sufficient of those shares to ensure the net proceeds are, so far as possible, equal to, but not less than, the amount of the tax liability; or

(iv) where the tax liability arises as a result of a release or assignment by the Eligible Employee of the option, a deduction from the payment made to him or her as consideration for such release or assignment.

(d) Paragraph (c) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares to be issued or transferred to the Eligible Employee as a result of the exercise of the option, paid to the Company and/or the Employer, in cleared funds, a sum equal to the Tax Liability arising on the exercise of the option.

3. Eligible Employees. An Eligible Employee under this Sub-Plan must be a full-time or part-time employee, non-executive director, contractor or casual employee who works a pro rata equivalent of 40% or more of a comparable full-time position or a prospective participant.

4. Use of Funds. For the purposes of this Sub-Plan, clause 17 of the Plan does not apply.

5. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Australian law apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR CANADIAN PARTICIPANTS

1. Application. This Sub-Plan for Canadian participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Canada for the purpose of payment of taxes or who exercise all of their employment duties in Canada and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Language Consent. If an Eligible Employee is a resident of Quebec, the following provision will apply to the Eligible Employee:

The parties acknowledge that it is their express wish that the Plan, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

3. Termination of Employment. The following provision replaces Section 11 of the Plan:

In the event of termination of an Eligible Employee’s employment, the Eligible Employee’s right to purchase shares under the Plan, if any, will terminate, and he or she shall be deemed to have elected to withdraw from the Plan, effective as of the date that is the earlier of (i) the date on which the Eligible Employee receives a notice of termination of employment from the Company or the Employer, or (ii) the date on which the Eligible Employee is no longer employed, regardless of any notice period or period of pay in lieu of such notice required under local law. The Administrator shall have the exclusive discretion to determine when the Eligible Employee is no longer employed for purposes of the Plan. The payroll deductions credited to such participant’s account during the Offering Period shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated on the effective date described in the previous sentence.

4. Data Protection. In addition to the provisions of Section 26 of the Plan, each Eligible Employee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Each Eligible Employee further authorizes the Company Group, the Employer and the administrator of the Plan to disclose and discuss the Plan with their advisors. Each Eligible Employee further authorizes the Company Group, the Employer and the Administrator to record such information and to keep such information in the Eligible Employee’s employee file.

5. Notifications.

(a) Securities Law Information. Each Eligible Employee understands that the Eligible Employee is permitted to sell shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

(b) Foreign Asset/Account Reporting Information. If a participant is a Canadian resident, such participant may be required to report his or her foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds a certain threshold at any time in the year. Foreign property includes shares acquired under the Plan. The shares must be reported—generally at a nil cost—if the cost threshold is exceeded because of other foreign property the participant holds. If shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB ordinarily would equal the fair market value of the shares at the time of acquisition, but if a participant owns other shares, this ACB may have to be leveraged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. A participant should consult with his or her personal advisor to ensure compliance with the applicable reporting requirements.

6. Tax Consequences. The following provision supplements Section 6(e) of the Plan:

Regardless of any action the Company or the Employer takes with respect to any or all income tax (including foreign, federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to a participant’s participation in the Plan and legally applicable to a participant (“Withholding Taxes”), the ultimate liability for all Withholding Taxes legally due by a participant is and remains such participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Neither the Company and/or the Employer (i) make any representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the option, including, but not limited to, the grant, vesting or exercise of the option, the issuance of shares upon exercise, the subsequent sale of shares acquired pursuant to the exercise of the option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate a participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if a participant has become subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, a participant will pay or make adequate arrangements satisfactory to the Company and/or the

Employer to satisfy all Withholding Taxes. In this regard, the Company and/or the Employer or their respective agents are authorized, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (A) accept a cash payment in USD in the amount of Withholding Taxes, (B) withhold whole shares which would otherwise be delivered to a participant having an aggregate fair market value, determined as of the Tax Date, or withhold an amount of cash from the participant’s wages or other cash compensation which would otherwise be payable to the participant by the Company and/or the participant’s employer, equal to the amount necessary to satisfy any such obligations, (C) withhold from proceeds of the sale of shares acquired upon exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Company (on the participant’s behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom a participant has submitted an irrevocable notice of exercise. To avoid negative accounting treatment, the Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding rates. If the obligation for Withholding Taxes is satisfied by withholding in shares, for tax purposes, a participant is deemed to have been issued the full number of shares subject to the option, notwithstanding that a number of shares are held back solely for the purpose of paying the Withholding Taxes. Finally, a participant shall pay to the Company or the Employer any amount of Withholding Taxes that the Company or the Employer may be required to withhold as a result of the participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall have sole discretion to deliver the shares if an Eligible Employee fails to comply with such participant’s obligations in connection with the Withholding Taxes as described in this section and each participant unconditionally consent to and approve any such action taken by the Company. A participant (or any beneficiary or person entitled to act on a participant’s behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.

7. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Canada apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR FRENCH PARTICIPANTS

1. Application. This Sub-Plan for French participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in France for the purpose of payment of taxes or who exercise all of their employment duties in France and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Securities Laws. The Plan and this Sub-Plan do not require a prospectus to be submitted for approval to the French Financial Market Authority (the “Autorité des marchés financiers.”) Persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the French Monetary and Financial Code may take part in the Plan solely for their own account, as provided in Articles D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code. The financial instruments purchased under the Plan cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

3. Tax Consequences. Any tax consequences arising from the vesting or distribution or otherwise pursuant to an award shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s individual income tax and the Eligible Employee’s social security contributions, if applicable). The Company Group shall be entitled to (i) withhold Eligible Employee’s social security contributions and individual income tax (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (ii) report the income and requested details in respect of any award to the competent tax and social security authorities. Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

4. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of France apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR GERMAN PARTICIPANTS

1. Application. This Sub-Plan for German participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Germany for the purpose of payment of taxes or who exercise all of their employment duties in Germany and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Definition of Employee. The definition of Employee shall, for the avoidance of doubt, include the directors of any German Designated Subsidiary who perform paid work for such German Designated Subsidiary under a director’s contract.

3. Leaves of Absences. The Company’s discretion to grant awards under the Plan and Sub-Plan shall be exercised in a manner complying with German law, in particular with the labor law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatzz) and with the prohibition of discrimination (Diskriminierungsverbot). For the avoidance of doubt, any sick leave or other leave of absence as used in the Plan shall be interpreted and applied as compliant with German law.

4. Election to Participate; Cash Contributions. Notwithstanding Sections 6(a) through 6(d) of the Plan:

(a) An Eligible Employee who resides in Germany may become a participant in the Plan only by means of direct cash contributions to the Company or to the Employer, as applicable. For the avoidance of doubt, except as set forth in these procedures, the terms and conditions of the Plan relating to payroll deductions shall not apply to Eligible Employees located in Germany and any references to payroll deductions shall instead be read to refer to the contributions made by a German participant pursuant to this Sub-Plan.

(b) Subject to Section 3 of the Plan, each individual who is an Eligible Employee who resides in Germany as of the Enrollment Date of the applicable Offering Period may elect to participate in such Offering Period and the Plan by delivering to the Company a written subscription agreement fifteen (15) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date. Such form shall indicate the amount that the Eligible Employee shall contribute to the participant’s Plan account for each Purchase Period during such Offering Period, which amount shall be between one percent (1%) and one hundred percent (100%) of the Eligible Employee’s Compensation during the applicable Purchase Period (such amount, a “Cash Contribution”).

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 of the Plan, or may increase or decrease the rate of his or her Cash Contribution during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in his or her Cash Contribution. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period.

(d) No later than five (5) days prior to the Exercise Date of any Purchase Period, each participant who resides in Germany shall pay to the Company or to the Employer (as applicable) a lump-sum amount equal to such participant’s estimated Cash Contribution for such Purchase Period. The estimated amount of each Eligible Employee’s Cash Contribution for a Purchase Period shall be calculated by the Company based on each Eligible Employee’s expected Compensation during such Purchase Period (as determined by the Company or the Employer, in its sole discretion) and shall be communicated to each Eligible Employee no later than fifteen (15) days prior to the Exercise Date. If an Eligible Employee’s estimated Cash Contribution exceeds the Eligible Employee’s actual required Cash Contribution, then the Company or the Employer (as applicable) shall refund to the participant such excess amount no later than thirty (30) days after the applicable Exercise Date. If the estimated Cash Contribution is less than the actual Cash Contribution, the participant will be required to pay to the Company or to the Employer (as applicable) the deficient amount no later than thirty (30) days after the applicable Exercise Date. Cash Contributions shall be credited to the Plan account of a participant who resides in Germany in the same manner as payroll deductions are credited to Plan accounts for other participants.

(e) Except as described in this Section 2, a participant may not make any additional payments into his or her Plan account. Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b) of the Plan, a participant’s Cash Contributions may be rejected by the Company or the Employer or returned to the participant by the Company or the Employer.

(f) The Administrator or any employee to whom such authority is delegated by the Administrator shall have the authority to make all determinations relating to the administration of these procedures, including, without limitation, the effect of a participant’s failing to make payment of the participant’s Cash Contribution with respect to any Purchase Period, making partial payment of the participant’s Cash Contribution with respect to any Purchase Period and/or making a late payment of the Eligible Employee’s Cash Contribution with respect to any Purchase Period (including, without limitation, whether the participant shall be deemed to have elected to withdraw from the Plan as a result of such missed, partial or late Cash Contribution).

5. No Legal Claim. The participant acknowledges and agrees that any award under the Plan and Sub-Plan is a voluntary one-time benefit, and that the participant in the Plan and Sub-Plan does not have a legal claim for further awards.

6. Board Administrator and Committee Discretion and Decisions. The discretion of the Board, Administrator and any committee under the Plan and the Sub-Plan, including their interpretation and any decisions taken thereunder, shall be exercised reasonably (nach billigem Ermessen) in accordance with German law.

7. Consent to Personal Data Processing and Transfer. The following provisions shall apply in lieu of Section 26 of the Plan:

It shall be a term and condition of each award under the Plan that an Eligible Employee acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company and any authorized affiliates of the Company (all together, the “Company Entities”), hold certain personal information, including the Eligible Employee’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants awarded, cancelled, purchased, vested, unvested or outstanding in the participant’s favor, for the only purpose of managing and administering the Plan (“Data”). A list of authorized affiliates may be obtained from the Human Resources Department – ESPP, Xperi Holding Corporation, 3025 Orchard Parkway, San Jose, CA 95134 and its telephone number at that location is (408) 321-6000. The Company Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Company Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Eligible Employee separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan may be obtained from the Human Resources Department – ESPP, Xperi Holding Corporation, 3025 Orchard Parkway, San Jose, CA 95134 and its telephone number at that location is (408) 321-6000. However, from time to time, the Company Entities may retain additional or different third parties for any of the purposes mentioned on which the Company will inform the Eligible Employee and seek additional consent from the Eligible Employee. The Eligible Employee hereby authorizes the Company Entities to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Eligible Employee to a third party with whom the Eligible Employee may have elected to have payment made pursuant to the Plan. The participant’s consent to personal data processing as described herein is voluntary and may be revoked at any time. The participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local Human Resources Director; however, withdrawing the consent may affect the participant’s ability to participate in the Plan. Data will only be held as long as necessary to implement, administer and manage the participant’s participation in the Plan and any subsequent claims or rights.

8. Taxes and Other Withholding. For the avoidance of doubt, any withholding and payment obligations under the Plan and the Sub-Plan shall be made by the relevant Designated Subsidiary employing the Eligible Employee when due and any taxes should always include German social security contributions (including the participant’s portion) as well as any other mandatory withholding and pay obligations in accordance with German law.

9. Tax Consequences. Any tax consequences arising from the vesting or distribution or otherwise pursuant to an award shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s individual income tax and the Eligible Employee’s social security contributions, if applicable). The Company Group shall be entitled to (i) withhold Eligible Employee’s social security contributions and individual income tax (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (ii) report the income and requested details in respect of any award to the competent tax and social security authorities. Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

10. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Germany apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR HONG KONG PARTICIPANTS

1. Application. This Sub-Plan for Hong Kong participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Hong Kong for the purpose of payment of taxes or who exercise all of their employment duties in Hong Kong and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Securities Warning. The grant of the purchase rights and the issuance of shares upon purchase do not constitute a public offer of securities under Hong Kong law and are available only to employees. The Plan, this Sub-Plan, any enrollment forms and other incidental communication materials that the Eligible Employee may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the Plan have been reviewed by any regulatory authority in Hong Kong. Each Eligible Employee is advised to exercise caution in relation to the offer. If an Eligible Employee is in any doubt about any of the contents of the Plan, this Sub-Plan, any enrollment forms and other communication materials, the Eligible Employee should obtain independent professional advice.

3. Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

4. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Hong Kong apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR IRISH PARTICIPANTS

1. Application. This Sub-Plan for Irish participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident, ordinarily resident or domiciled in Ireland for the purpose of payment of taxes or who exercise all of their employment duties in Ireland and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Definition of Eligible Employee. For purposes of this Sub-Plan, “Eligible Employee” shall mean an Employee of a Designated Subsidiary: (a) in continuous employment with the Designated Subsidiary for not less than three months immediately preceding their participation in the Plan; (b) who does not, immediately after the option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); and (c) who is employed and resides in a country other than the United States of America. For purposes of clause (b), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. For purposes of this definition of “Eligible Employee,” the employment relationship shall, in respect of an Employee of a Designated Subsidiary incorporated in Ireland, be treated as continuing intact and will not be deemed as an interruption to continuous service, where the absence from service is protected by statute. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where a period of leave, which is not protected by statute or approved by the Company or Designated Subsidiary, exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day following such three (3)-month period.

3. Tax Consequences. Any tax consequences arising from the vesting or distribution or otherwise pursuant to an award shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s social insurance contributions and /or Universal Social Charge, if applicable). The Company Group shall be entitled to (i) withhold taxes (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (ii) provide details in respect of any award to the Revenue Commissioners of Ireland. Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

4. Designation of Beneficiary. Notwithstanding anything to the contrary in Section 15 of the Plan, Eligible Employees who are (or are deemed to be) resident, ordinarily resident or domiciled in Ireland for the purpose of payment of taxes or who exercise all of their employment duties in Ireland may only designate their estate as their beneficiary.

5. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Ireland apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR JAPANESE PARTICIPANTS

1. Application. This Sub-Plan for Japanese participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Japan for the purpose of payment of taxes and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”). The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Tax Consequences.

(a) The Eligible Employee agrees, to the fullest extent permitted by law, to indemnify and keep indemnified the Company Group and the Employer from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an award under this Sub-Plan; (ii) the acquisition by the Eligible Employee of shares of Common Stock pursuant to the exercise of an award under this Sub-Plan; or (iii) the disposal of any shares of Common Stock (a “Tax Liability”).

(b) Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee;

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability);

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company Group or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are, so far as possible, equal to, but not less than, the amount of the Tax Liability; or

(iv) where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

(c) Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company Group or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

3. No Registration. An option to receive shares under the Plan will be offered in Japan by a private placement to small number of subscribers (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Law of Japan (“FIEL”), and accordingly, the filing of a securities registration statement pursuant to Article 4, Paragraph 1 of the FIEL has not been made, and such option may not be assigned or transferred by the participant.

4. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Japanese law apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR KOREAN PARTICIPANTS

1. Application. This Sub-Plan for Korean participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Korea for the purpose of payment of taxes or who exercise all of their employment duties in Korea and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Notifications.

(a) Exchange Control Information. Korean residents who realize certain amounts from the sale of shares must repatriate the proceeds to Korea within three years of the sale or receipt.

(b) Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds a certain threshold on any month-end during a calendar year. An Eligible Employee should consult with his or her personal tax advisor to determine his or her personal reporting obligations.

3. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Korea apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR MEXICAN PARTICIPANTS

1. Application. This Sub-Plan for Mexican participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Mexico for the purpose of payment of taxes or who exercise all of their employment duties in Mexico and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Payroll Withholding Authorization. In order to purchase Common Stock under the Plan, each Eligible Employee must sign a payroll withholding authorization in such form distributed to participant by the Company or by the Employer (which form may be in addition to the subscription agreement), whereby the participant requests and authorizes the Employer to withhold from the participant’s Compensation the amount specified in such payroll authorization form (and/or subscription agreement). A participant’s authorized withholding will continue until the participant files the prescribed notification form with the Administrator notifying it of the participant’s withdrawal from the Plan.

3. Acknowledgment of the Agreement. By participating in the Plan, participant acknowledges that participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. Participant further acknowledges that participant has read and expressly approves the terms and conditions set forth in the subscription agreement, in which the following is clearly described and established: (i) participant’s participation in the Plan does not constitute an acquired right; (ii) the Plan and participant’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) participant’s participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the underlying shares.

Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el párrafo titulado “Subscription Agreement,” en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus Afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.

4. Labor Law Policy and Acknowledgment. By participating in the Plan, participant expressly recognizes that Xperi Holding Corporation, with registered offices at 3025 Orchard Parkway, San Jose, California 95134, USA, is solely responsible for the administration of the Plan and that participant’s participation in the Plan and acquisition of shares does not constitute an employment relationship between participant and the Company since participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, participant expressly recognizes that the Plan and the benefits that participant may derive from participation in the Plan do not establish any rights between participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of participant’s employment.

Participant further understands that participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue participant’s participation at any time without any liability to participant.

Finally, participant hereby declares that participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and participant therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que Xperi Holding Corporation, con oficinas registradas en 3025 Orchard Parkway, San Jose, California 95134, Estados Unidos de América, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.

Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

5. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Mexico apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR POLISH PARTICIPANTS

1. Application. This Sub-Plan for Polish participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Poland for the purpose of payment of taxes or who exercise all of their employment duties in Poland and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Payroll Withholding Authorization. In order to purchase Common Stock under the Plan, each Eligible Employee must sign a payroll withholding authorization in such form distributed to participant by the Company or by the Employer (which form may be in addition to the subscription agreement), whereby the participant requests and authorizes the Employer to withhold from the participant’s Compensation the amount specified in such payroll authorization form (and/or subscription agreement). A participant’s authorized withholding will continue until the participant files the prescribed notification form with the Administrator notifying it of the participant’s withdrawal from the Plan.

3. Foreign Asset/Account Reporting Information. If an Eligible Employee maintains bank or brokerage accounts holding cash and foreign securities (including shares) outside of Poland, the Eligible Employee will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds a certain threshold. If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

4. Exchange Control Information. The transfer of funds in excess of a certain amount into Poland must be made through a bank account in Poland. Each participant is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred.

5. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Poland apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR ROMANIAN PARTICIPANTS

1. Application. This Sub-Plan for Romanian participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of the Romania for the purpose of payment of taxes and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2. Data Privacy Provisions. In consideration of the processing operations that shall be carried out as part of an Eligible Employee’s participation in this Plan, the Company hereby provides each Eligible Employee with certain data privacy related information:

(a) Personal Data. “Personal Data” means any information referring to a natural person, identified or identifiable; an identifiable person is a that person who can be identified, directly or indirectly, particularly with reference to an identification number or to one or more factors specific to details of his physical, physiological, economic, cultural or social characteristics. To avoid any possible misunderstanding, it is agreed that the “Personal Data” referred to in this Plan are those mentioned below.

(b) By submitting a participation agreement, an Eligible Employee agrees and fully consents with the procession of the personal data communicated to the Company herein, respectively:

(i) Personal information (name, date of birth, gender, marital status, address, place of work, telephone number, mobile number, fax number, e-mail, family size, passport or visa information, age, language, skills, driver’s license information, birth certificate);

(ii) Background information (education, including schools attended and dates of attendance, degrees or diplomas granted, training, work history, including names of employers, dates of employment, and compensation information);

(iii) Compensation information (wages or salary, commissions, bonuses, stock option award and exercise information, employee stock purchase plan information, pensions);

(iv) Signature; and

(v) Bank account number.

(c) By signing a subscription agreement and accepting an award under the Plan, each Eligible Employee gives his or her explicit consent to the Company to process any such personal data, either directly or through third parties. Eligible Employees also provide explicit consent to the Company to transfer any personal data indicated above outside of the country in which they work or are employed, insofar as this transfer is required in relation to the Eligible Employees’ participation to this Plan and for the purposes described below. The Company shall ensure that all personal data that is transmitted will be kept confidential and used only for legitimate Company purposes as described below.

(d) The Company shall use the Eligible Employees’ personal data only in relation to the latter’s participation to this Plan and the granting of the options and managing thereof. Thus, the Company shall process the Eligible Employees’ data for the following main purposes:

(i) verifying the general eligibility and the compliance with the necessary conditions in order to receive grants;

(ii) administering and maintaining the Eligible Employee’s records;

(iii) internal compensation and benefit planning; and

(iv) transmitting the personal data to third parties interested in purchasing the Company’s shares or the Company’s assets, to the Administrator, to the legal counsel to the Company, to the accountants for the Company and to any other person that the Company may find in its administration of this Plan to be appropriate.

(e) An Eligible Employee shall be fully liable for the accuracy of the information he or she provides to the Company.

(f) In connection with the processing carried out as part of their participation to this Plan, Eligible Employees have the following rights:

(i) The Right To Be Informed. Each Eligible Employee has been informed by reading the present notice about the identity of the Company, the purpose for which the data is processed by the Company, the existence of the rights provided by law for the protection of personal data, as well as the conditions of exercising, the categories of recipients to whom the personal data are disclosed.

(ii) The Right To Have Access To Data. Each Eligible Employee has the right, upon a written, dated and signed request, to obtain from the Company the confirmation of the fact that the data related to the Eligible Employee is or is not processed by the Company. This request is to be accomplished for free in the limit of one request per year.

(iii) The Right Of Intervention. Each Eligible Employee has the right to request from the Company, upon a written, dated and signed request, the following:

(A)	the rectification, the up-dating, the blocking or the erasure of the incomplete, inexact data, or of illegal processing;

(B)	the transfer of illegal personal data in anonymous data; and

(C)	the notification of the third parties with regard to the operations provided at (A) and (B) above.

(iv) The Right Of Opposition. Each Eligible Employee has the right to oppose every moment, upon a written, dated and signed request, to the procession of his/her personal data, due to well-grounded and lawful reasons in connection to his/her particular situation;

(v) The Right Of Not Being Subject To An Individual Decision. The right to demand and receive:

(A)

the withdrawal or cancellation of a decision that produces juridical effects concerning the Eligible Employee, adopted exclusively on a personal data processing basis, carried out through automatic means, destined to evaluate some aspects of the Eligible Employee’s personality and/or professional competence, credibility, behavior or other such aspects; and

(B)

re-evaluation of any decisions regarding the Eligible Employee, and which affects the Eligible Employee in a significant manner, if the decision was adopted exclusively on a basis of data processing that meets the conditions stated under letter (A) above.

(vi) The Right To Refer To A Court Of Law. Each Eligible Employee has the right to refer to a court of law in defense of any rights guaranteed by the law regarding the processing of personal data.

(g) In undertaking the envisaged processing, the Company shall take all necessary measures to ensure the confidentiality of the Eligible Employee’s data and the security of the processing, in accordance with the legal provisions in force.

3. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Romania apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR SINGAPORE PARTICIPANTS

1. Application. This Sub-Plan for Singapore participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Singapore for the purpose of payment of taxes and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in this Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Securities Law Information. The award of the option to purchase shares of the Company’s Common Stock pursuant to the Plan is being made in reliance of Section 273(1)(f) of the Securities and Futures Act (Cap. 289 of Singapore) (“SFA”) for which it is exempt from the prospectus requirements under the SFA.

3. Director / CEO Notification Obligation. If the Eligible Employee is a director or chief executive officer (as applicable) of a company incorporated in Singapore which is related to the Company (“Singapore Company”), the Eligible Employee is subject to certain disclosure / notification requirements under the Companies Act (Cap. 50) of Singapore. Among these requirements is an obligation to notify the Singapore Company in writing when the Eligible Employee acquires an interest (such as shares, debentures, participatory interests, rights, options and contracts) in the Company (e.g., the option, the shares in the Company’s Common Stock or any other award). In addition, the Eligible Employee must notify the Singapore Company when the Eligible Employee disposes of such interest in the Company (including when the Eligible Employee sells shares in the Company’s Common Stock issued upon vesting and settlement of the option). These notifications must be made within two days of acquiring or disposing of any such interest in the Company. In addition, a notification of the Eligible Employee’s interests in the Company must be made within two business days of becoming a director or chief executive officer (as applicable).

In this regard:

(a) A “director” includes any person occupying the position of a director of a corporation by whatever name called and includes a person in accordance with whose directions or instructions the directors or the majority of the directors of a corporation are accustomed to act and an alternate or substitute director.

(b) A “chief executive officer,” in relation to a company, means any one or more persons, by whatever name described, who:

(i) is in direct employment of, or acting for or by arrangement with, the company; and

(ii) is principally responsible for the management and conduct of the business of the company, or part of the business of the company, as the case may be.

(c) The Singapore Company will be deemed to be related to the Company if the Singapore Company is:

(i) the holding company of the Company;

(ii) a subsidiary of the Company; or

(iii) a subsidiary of the holding company of the Company.

(d) “Business day” means any day other than a Saturday, Sunday or public holiday in Singapore.

4. Tax Consequences.

(a) The Eligible Employee agrees to indemnify and keep indemnified the Company, its Parent or any Subsidiary from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an option; (ii) the acquisition by the Eligible Employee of the shares on exercise of the option; or (iii) the disposal of any shares, (a “Tax Liability”).

(b) Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee;

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability)

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company Group or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are, so far as possible, equal to, but not less than, the amount of the Tax Liability; or

(iv) where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

(c) Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company Group or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

(d) In the event that the Eligible Employee should be granted an award of the option in connection with the Eligible Employee’s employment in Singapore, any gains or profits enjoyed by the Eligible Employee arising from the vesting of such option will be taxable in Singapore as part of the Eligible Employee’s employment remuneration regardless of when the option vests or where the Eligible Employee is at the time the option vests. The Eligible Employee may, however, be eligible to enjoy deferment of such taxes under incentive schemes operated by the Inland Revenue Authority of Singapore if the qualifying criteria relating thereto are met. The Eligible Employee is advised to seek professional tax advice as to the Eligible Employee’s tax liabilities including, to the extent the Eligible Employee is a foreigner, how such gains or profits aforesaid will be taxed at the time the Eligible Employee ceases to work in Singapore.

(e) All taxes (including income tax) arising from the award of any option or the vesting of any option thereon shall be borne by the Eligible Employee.

(f) Where the Eligible Employee is a non-citizen of Singapore and about to leave employment with the Employing Entity (as defined below), the Employing Entity may be required under the Income Tax Act (Cap. 134) of Singapore to deduct or withhold taxes arising from the vesting of the option from the Eligible Employee’s emoluments. An amount equal to the tax amount required to be deducted or withheld will have to be so deducted or withheld by the Employing Entity and paid to the Singapore tax authorities. Emoluments include income from gains or profits from any employment, which includes any wages, salary, leave pay, fee, commission, bonus, gratuity, perquisite or allowance (other than certain types of allowance) paid or granted in respect of the employment whether in money or otherwise, and any gains or profits, directly or indirectly, derived by any person from a right or benefit to acquire shares in any company where such right or benefit is obtained by reason of any office or employment held by him or her. “Employing Entity” shall mean the Company, a Singapore subsidiary of the Company, other affiliated company or any other person paying such emoluments, whether on his or her account or on behalf of another person.

5. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Singapore law apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR TAIWANESE PARTICIPANTS

1. Application. This Sub-Plan for Taiwanese participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Taiwan for the purpose of payment of taxes and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Tax Consequences.

(a) The Eligible Employee agrees to indemnify and keep indemnified the Company Group and the Employer from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an award under this Sub-Plan; (ii) the acquisition by the Eligible Employee of shares of Common Stock pursuant to the exercise of an award under this Sub-Plan; or (iii) the disposal of any shares of Common Stock (a “Tax Liability”).

(b) Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company Group or the Employer may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee;

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability);

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company Group or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are, so far as possible, equal to, but not less than, the amount of the Tax Liability; or

(iv) where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

(c) Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company Group or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

3. No Registration. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee acknowledges that neither the awards under the Plan nor the shares of Common Stock issuable under the Plan have been and they will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and neither the awards under the Plan nor the shares of Common Stock issuable under the Plan may be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

4. Foreign Exchange. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee acknowledges that that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of awards under the Plan, the purchase of shares of Common Stock under the Plan and disposing of the shares of Common Stock so purchased, including, but not limited to, obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. Each Eligible Employee shall pay his or her own costs and expenses with respect to any event concerning such Eligible Employee arising as a result of the Plan.

5. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Taiwanese law apply.

XPERI HOLDING CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR UK PARTICIPANTS

1. Application. This Sub-Plan for UK participants in the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of the United Kingdom for the purpose of payment of taxes and forms an integral part of the Xperi Holding Corporation 2020 Employee Stock Purchase Plan (the “Plan”). The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2. Tax Consequences.

(a) The Eligible Employee agrees to indemnify and keep indemnified the Company Group and the Employer from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an option; (ii) the acquisition by the participant of the shares on exercise of the option; or (iii) the disposal of any shares (a “Tax Liability”).

(b) At the discretion of the Administrator, the option cannot be exercised until the Eligible Employee has entered into an election with the Company or the Employer as appropriate (in a form approved by the Employer and HMRC) (a “joint election”) under which any liability of the Company Group or the Employer for Employer’s National Insurance Contributions arising in respect of the grant, exercise of or other dealing in the option, or the acquisition of the shares on exercise of the option, is transferred to and met by the participant.

(c) Without prejudice to the terms of the Plan, the option cannot be exercised until the Eligible Employee has made such arrangements as the Company Group or the Employer may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the option and/or the acquisition of the shares by the Eligible Employee. Where any Tax Liability is likely to arise, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to the Eligible Employee;

(ii) withholding the issue, allotment or transfer to the Eligible Employee of that number of shares (otherwise to be acquired by the Eligible Employee on the exercise of the option) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability);

(iii) withholding the issue, allotment or transfer to the Eligible Employee of the shares otherwise to be acquired by the Eligible Employee pursuant to the option until the employee has demonstrated to the satisfaction of the Company Group or the Employer that he has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are, so far as possible, equal to, but not less than, the amount of the tax liability; or

(iv) where the tax liability arises as a result of a release or assignment by the Eligible Employee of the option, a deduction from the payment made to him as consideration for such release or assignment.

(d) Paragraph (c) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares to be issued or transferred to the Eligible Employee as a result of the exercise of the option, paid to the Company Group or the Employer, in cleared funds a sum equal to the Tax Liability arising on the exercise of the option.

3. Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of UK law apply.